Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated April 29, 2024, with respect to the consolidated financial statements of GLOBALFOUNDRIES Inc. and subsidiaries and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP
Singapore
May 22, 2024